EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release May 9, 2016

Contact:	Kentucky First Federal Bancorp
Don Jennings, President
Clay Hulette, Vice President
(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net earnings of $178,000 or $0.02 diluted earnings per share for the three months ended March 31, 2016, compared to net earnings of $539,000 or $0.06 diluted earnings per share for the three months ended March 31, 2015, a decrease of $361,000 or 67.0%. Net earnings were $1.1 million or $0.13 diluted earnings per share for the nine months ended March 31, 2016, compared to net earnings of $1.5 million or $0.18 diluted earnings per share for the nine months ended March 31, 2015, a decrease of $414,000 or 27.0%.

The decrease in net earnings on a quarter-to-quarter basis was primarily attributable to lower net interest income, higher non-interest expense and lower non-interest income, while partially offset by lower provision for loan losses.

Net interest income decreased $246,000 or 8.9% to $2.5 million for the three month period ended March 31, 2016, as interest income decreased $278,000 or 8.9% and totaled $2.9 million for the recently ended quarter. Provision for losses on loans for the recently ended quarter was nil compared to a provision of $36,000 in the prior year period due to improved asset quality, minimal loan charge-offs, some loan recoveries and slightly declining loan balances.

Non-interest expense totaled $2.2 million for the three months ended March 31, 2016, an increase of $249,000 or 12.5% period to period due primarily to higher costs associated with employee compensation and benefits as well as other non-interest expenses. Each of the banks has a defined benefit (“DB”) pension plan and participates in the same multiple-employer plan. While changes in the pension laws last fiscal year combined with sufficient funding levels allowed the Company to temporarily reduce its funding requirements during fiscal 2015, the Company resumed its funding of the DB plans during the nine months ended March 31, 2016, and contributed $203,000 for the recently-ended quarterly period compared to nil for the year ago period. Management expects to reduce the DB expense levels for the next three months as it seeks to combine the plans of the banks into a single plan.

Non-interest loss totaled $19,000 for the three months ended March 31, 2016, compared to non-interest income of $68,000 for the prior year period, a decrease of $87,000, primarily due to valuation adjustments on other real estate. The Company wrote down $111,000 on its REO holdings during the recently ended quarter based on newly-acquired appraisals.

Net earnings totaled $1.1 million for the nine months ended March 31, 2016, a decrease of $414,000 or 27.0% from net earnings of $1.5 million for the nine month period ended March 31, 2015. The decrease in net earnings for the recently-ended nine-month period was primarily attributable to the same components responsible for the changes in quarterly results.

Net interest income decreased $519,000 or 6.2% and totaled $7.8 million and $8.3 million for the nine months ended March 31, 2016 and 2015, respectively. Provision for loan losses decreased by $291,000 or 96.3% to $11,000 for the nine month period just ended compared to $302,000 for the prior year period. Interest income decreased $564,000 or 6.0%, to $8.8 million, while interest expense decreased $45,000 or 4.2% to $1.0 million for the nine months ended March 31, 2016, after amortization of fair value adjustments on interest bearing accounts.

Non-interest expense totaled $6.5 million for the three months ended March 31, 2016, an increase of $356,000 or 5.8% period to period due primarily to higher pension plan costs. Plan expenses totaled $557,000 during the nine-month period just ended compared to $226,000 in the nine-month period a year ago, an increase of $331,000 or 146.5%.

Non-interest income totaled $221,000 for the nine months ended March 31, 2016, a decrease of $175,000 or 44.2% from the same period in 2015. The decrease was primarily attributable to items associated with REO, as the Company recorded valuation adjustments totaling $150,000, or $123,000 higher, in the recently ended period than in the prior year, while net gains on sale of REO decreased $72,000 period to period totaling $52,000 for the nine months ended March 31, 2016.

At March 31, 2016, the Company’s assets totaled $294.1 million, a decrease of $2.2 million or 0.8% compared to assets of $296.3 million at June 30, 2015. The decrease was attributed primarily to decreases in loans and investment securities. Total liabilities decreased $2.4 million or 1.0% to $226.6 million at March 31, 2016, as deposits decreased $9.3 million or 4.7% to $190.4 million at March 31, 2016, and FHLB advances increased $7.2 million or 26.9% to $33.8 million.

At March 31, 2016, the Company reported its book value per share as $7.99.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2015. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2016, the Company had approximately 8,439,515 shares outstanding of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets
	March 31,	June 30,
	2016	2015
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$17,567	$13,635
Investment Securities	4,879	6,582
Loans Held for Sale	--	100
Loans, net	239,063	243,815
Real estate owned, net	1,196	1,593
Other Assets	31,353	30,573
Total Assets	$294,058	$296,298
Liabilities
Deposits	$190,401	$199,701
FHLB Advances	33,792	26,635
Deferred revenue	599	610
Other Liabilities	1,819	2,039
Total Liabilities	226,611	228,985
Shareholders' Equity	67,447	67,313
Total Liabilities and Equity	$294,058	$296,298
Book Value Per Share	$7.99	$7.98

Condensed Consolidated Statements of Income
(In thousands, except share data)
	Nine months ended March 31,		Three months ended March 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Interest Income	$8,827	$9,391	$2,858	$3,136
Interest Expense	1,033	1,078	341	373
Net Interest Income	7,794	8,313	2,517	2,763
Provision for Losses on Loans	11	302	--	36
Non-interest Income	221	396	(19)	68
Non-interest Expense	6,473	6,117	2,239	1,990
Income Before Income Taxes	1,531	2,290	259	805
Income Taxes	411	756	81	266
Net Income	$1,120	$1,534	$178	$539
Earnings per share:
Basic and diluted	$0.13	$0.18	$0.02	$0.06
Weighted average outstanding shares:
Basic and diluted	8,321,890	8,360,824	8,326,593	8,317,518